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                                                                     EXHIBIT 7.1
                                                                TO ANNUAL REPORT
                                                                    ON FORM 20-F


    STATEMENT EXPLAINING HOW CERTAIN RATIOS WERE CALCULATED IN ANNUAL REPORT


1. The operating ratio of Guangshen Railway is the percentage of its total railway operating expenses in 2002 (in the amount of RMB1,735.3 million, as opposed to RMB1,460.6 million in 2001) to Guangshen Railway's total railway revenues in 2002 (in the amount of RMB2,360.6 million, as opposed to RMB1,993.3 million in 2001).

2. Guangshen Railway's total railway operating income ratio is 1 minus the operating ratio.

3. Guangshen Railway's overall operating income ratio is 1 minus the percentage of its operating costs in 2002 (in the amount of RMB1,895.0 million, as opposed to RMB1,599.5 million in 2001) to the business revenues in 2002 (in the amount of RMB2,517.5 million, as opposed to RMB2,153.6 million in 2001).